QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2

Rule 3.19A.1

Appendix 3X

Initial Director's Interest Notice

Information or documents not available now must be given to ASX as soon as available. Information and documents given to ASX become ASX's property and may be made public.

        Introduced 30/9/2001.

Name of entity	Rinker Group Limited
ABN	53 003 433 118

We (the entity) give ASX the following information under listing rule 3.19A.1 and as agent for the director for the purposes of section 205G of the Corporations Act.

Name of Director	John Weir Ingram
Date of appointment	1 October 2003

Part 1—Director's relevant interests in securities of which the director is the registered holder

In the case of a trust, this includes interests in the trust made available by the responsible entity of the trust

Note: In the case of a company, interests which come within paragraph (i) of the definition of "notifiable interest of a director" should be disclosed in this part.

Number & class of securities
5,000 fully paid Ordinary shares

Part 2—Director's relevant interests in securities of which the director is not the registered holder

In the case of a trust, this includes interests in the trust made available by the responsible entity of the trust

Name of holder & nature of interest	Number & class of Securities
Note: Provide details of the circumstances giving rise to the relevant interest.	n/a

Part 3—Director's interests in contracts

Note: In the case of a company, interests which come within paragraph (ii) of the definition of "notifiable interest of a director" should be disclosed in this part.

Detail of contract	n/a

Nature of interest	n/a

Name of registered holder (if issued securities)	n/a

No. and class of securities to which interest relates	n/a

QuickLinks

  Exhibit 2
  Rule 3.19A.1
Appendix 3X Initial Director's Interest Notice